UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2025

BLUM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-56626	93-3735199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11516 Downey Ave., Downey, California	90241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 909-5564

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 8, 2025, Blum Holdings, Inc. ("Blüm" or the “Company”) executed and delivered Unsecured Promissory Notes in the aggregate principal amount of $100,000 (the “Notes”) amongst four separate investors (the “Lenders”). The Notes have a maturity date of December 30, 2026 with no interest accruing except for default interest and no prepayment penalty. The Notes are convertible at the Lenders’ individual election into a convertible promissory note that shall include (i) an automatic conversion into the shares of capital stock issued by Blüm in its next bona fide equity financing with proceeds to Blüm of at least $10,000,000 or such lesser amount as approved by Lenders at a conversion price equal to the lesser of (x) 85% of the lowest price paid by the cash investors in such financing and (y) the price represented by a $30,000,000 pre-money valuation of Blüm. The Company shall grant to the Lenders warrants to purchase, in the aggregate, up to 7,812 shares of the Company's Common Stock (the "Common Stock"), at an exercise price of $0.64 per share.

The foregoing description of the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Note, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01. Other Events.

On January 8, 2025, the Company entered into a non-binding letter of intent (the "Letter of Intent") with a third party seller ("Seller"). The Letter of Intent outlines the general terms and conditions of a proposed transaction pursuant to which the Company, via a newly formed subsidiary Blüm Acquisition Co., will acquire 100% of the common stock of Seller (the “Proposed Transaction”). Seller owns and operates a licensed cannabis dispensary in Northern California. The total consideration for the Proposed Transaction shall be $2,000,000 comprised of: (i) $1,300,000 payable in cash at closing, (ii) $200,000 payable in cash or stock at the Seller’s election subject to earn-outs, and (iii) $500,000 payable in shares of the Company's Common Stock at a per share price of $1.90, which shall be issued at closing and held in escrow, subject to a 12-month holdback. In addition, performance-based bonus awards shall be payable in cash or stock as mutually agreed based on milestone requirements for 2025.

The Proposed Transaction structure is yet to be determined based on the due diligence findings as well as business, legal, tax, accounting and other considerations. Each of the parties’ obligations to close the Proposed Transaction will be subject to customary conditions and other conditions agreed to by the parties to be included in the definitive agreements for the Proposed Transaction, including but not limited to the receipt of all necessary approvals and consents required by each party to complete the Proposed Transaction.

The Proposed Transaction is subject to the execution of definitive agreements. No assurances can be made that the Company will successfully negotiate and enter into definitive agreements for the Proposed Transaction or that the Company will be successful in completing the Proposed Transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Form of Unsecured Promissory Note.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUM HOLDINGS, INC.

Date: January 15, 2025	By:	/s/ Sabas Carrillo
Sabas Carrillo
Chief Executive Officer

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